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                            TRADEMARK AND TRADE NAME
                           PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is between Netword, Inc., a company incorporated under the laws of the state of Nevada ("Assignor"), successor in interest to Netword, Inc., a company organized under the laws of Delaware, and The Birdshell Corporation, L.L.C., a limited liability company organized under the laws of the state of Delaware ("Assignee"). Assignee and Assignor are collectively referred to hereinafter as the "Parties".

         WHEREAS:

         Assignor is the owner of certain right, title and interest in and to the common law trademarks and trade names NETWORD and NETWORD, INC. and United States Trademark Application Serial Number 75/036,328 and good will associated therewith (the "Rights") as of the date of this agreement; and

         Assignee desires to acquire from Assignor all of Assignor's interest in the Rights;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and warranties contained herein, the Parties agree as follows:

1. Effective Date. The Effective Date of this Agreement shall be April 30, 1996.

2. Assignment. Assignor shall upon receipt of payment pursuant to section 3, execute and deliver to Assignee an Assignment of the Rights, in the form attached hereto as Appendix A, and hereby assigns all of Assignor's right, title and interest in the Rights and any other rights in the term NETWORD, including the right of priority and the right to sue and collect damages for infringement or passing off the Rights from the Effective Date. The date of execution of such Assignment shall be the Assignment date.

3. Initial Payment. Assignee shall, within ten (10) days of the execution of this Agreement, pay to Assignor the sum of $7,000.

4. Continuing Payments. Assignee shall on each of the first through the seventh annual anniversary of the Assignment Date, pay Assignor the sum of $4,800.

5. Name Change. Assignor shall and shall cause any subsidiary and affiliate to change their respective corporate names, designations and e-mail addresses, within three months after the Effective date, to ones that do not include the word NETWORD or any words similar to or evocative thereof.


6. Grant Back. In the event that Assignee breaches the obligations under paragraph 4 hereof, which breach is not cured within thirty days of notice of such breach, as the exclusive remedy for such breach Assignor shall be entitled to and Assignee shall immediately assign all of its right, title

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and interest in and to the Rights to Assignor. Upon the reassignment of Rights, no monies paid under this Agreement shall be refunded. In the event that Assignee refuses to assign as required herein, the Rights shall be deemed to have been reassigned by operation of this Agreement and Assignor may file a copy of the executed Agreement to record the reassignment on trademark registers throughout the world.

7. Duty To Assist. Assignor agrees that it will, at Assignee's expense, promptly execute and deliver all papers, make all rightful oaths, testify in any legal proceedings, and perform all other rightful and lawful acts deemed necessary or desirable by Assignee or its successors or assigns to perfect the title to the Rights and any registration or renewals which may be applied for or granted therefor or thereon.

8. Warranty and Representation of Assignor. Assignor represents and warrants that, as of the Effective date and the Assignment date, (i) it has the right to make Assignments of the Rights free of the claims of any other person or entity,
(ii) it has the full and unencumbered right to satisfy its obligations under this Agreement and will not execute any agreement inconsistent herewith, and
(iii) all action on the part of Assignor, its directors and stockholders necessary for the authorization, execution, delivery, and performance by Assignor of this Agreement and the consummation of the transactions contemplated herein has been or will be taken prior to the Effective Date of this Agreement.

9. Warranty and Representation of Assignee. Assignee represents and warrants that (i) it has the full and unencumbered right to satisfy its obligations under this Agreement and will not execute any agreement inconsistent herewith, and
(ii) all action on the part of the Assignee, its directors and stockholders necessary for the authorization, execution, delivery, and performance by Assignee of this Agreement and the consummation of the transactions contemplated herein has been or will be taken prior to the Effective Date of this Agreement.

10. General Provisions.

         a. Notice and Deliveries. All notice given in connection with this Agreement shall be in writing and shall be sent to the addresses given below or to such other addresses as the Parties may hereafter specify, in person, by first class mail, or by telecopier or other similar facsimile transmission. Such notices shall be deemed given (i) when delivered to a party, or (ii) three days after mailing by prepaid first-class mail:




For the Assignor:                             For the Assignee:

Diana Guetzkow                                Samuel Bergman
Netword, Inc.                                 General Manager
P.O. Box 888                                  The Birdshell Corporation, L.L.C.
Riverdale, MD 20738-0888                      1600 Wilson Boulevard, Suite 705
                                              Arlington, VA 22209



                                        2

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with copies to:                               with copies to:

L. Lawton Rogers, III                         Mark Ungerman, Esq.
Rogers & Killeen                              Fulbright & Jaworski, L.L.P.
601 King Street, Suite 400                    801 Pennsylvania Avenue, N.W.
Alexandria, VA 22314                          Washington, D.C. 20004-2604

         b. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         c. Entire Agreement. This Agreement constitutes the entire understanding agreement of the parties with respect to the specific subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties hereto with respect to the specific subject matter of this Agreement. This Agreement may not be amended except by a written instrument signed by the Parties.

         d. Severability. If any of this Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this Agreement nevertheless will continue in full force and effect without being impaired or invalidated in any way.

         e. Captions. The captions and headings used in this Agreement shall be solely for convenience in reference, and shall in no way define, limit, describe, or affect the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands on the dates below indicated.

Assignor:                                     Assignee:
Netword.  Inc.                                The Birdshell Corporation, L.L.C.


By: /s/ Diane Guetzkow                        By: /s/ Samuel Bergman
   -----------------------------                 ------------------------------



                                        3

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                              ASSIGNMENT OF RIGHTS

         WHEREAS, Netword, Inc. a corporation organized under the laws of Nevada (hereinafter called "ASSIGNOR"), has adopted, used and has not abandoned the trademark NETWORD, and is the owner of United States Trademark Application Serial Number 75/086,328 (the "Rights").

         AND WHEREAS, The Birdshell Corporation, L.L.C., a limited liability company organized under the laws of Delaware (hereinafter called "ASSIGNEE"), is desirous of acquiring the right, title and interest in and to the Rights.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, ASSIGNOR by these presents does sell, assign and transfer unto ASSIGNEE, its successors and assigns, all right, title, and interest in and to the Rights, including the good will of the business associated therewith, including all state, federal and common law rights, including the right of priority, the right to sue for and receive damages for past infringements or passing off, if any, and any other rights in the term NETWORD. The parties further agree that ASSIGNEE shall hold all rights transferred by this agreement for its own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives as fully and entirely as the same would have been held and enjoyed by ASSIGNOR if this assignment and sale had not been made, including the right to sue and collect damages for past infringement or passing off.

         ASSIGNOR hereby warrants and covenants that it has full and unencumbered right to convey, sell and assign the entire interest herein assigned, and that it has not executed, and will not execute, any agreement, document or instrument inconsistent herewith.

         ASSIGNOR further covenants that ASSIGNEE, its successors, legal representatives or assigns will, upon written request, be provided promptly with all pertinent facts and documents relating to said Rights as may be known and accessible to ASSIGNOR, and ASSIGNOR will promptly execute and deliver to ASSIGNEE or its legal representative any and all papers, instruments or documents required to register, perfect title to and enforce the Rights deemed necessary or desirable by said ASSIGNEE, its successors, legal representatives or assigns and to carry out the purposes of this Assignment and sale.

         IN WITNESS WHEREOF, the said ASSIGNOR has hereunto executed this instrument this 1st day of May, 1996.


                                                         NETWORD, INC.


                                                     By: /s/  Diane Guetzkow
                                                         --------------------
                                                         Name:
                                                         Title: